Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF)
www.occfiber.com

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Neil Wilkin	Marilynn Meek
President & CEO	General Information
(540) 265-0690	(212) 827-3773
investorrelations@occfiber.com	mmeek@financialrelationsboard.com

Tracy Smith	Susan Garland
Vice President & CFO	Analysts
(540) 265-0690	(212) 827-3775
investorrelations@occfiber.com	sgarland@financialrelationsboard.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER 2005 FINANCIAL RESULTS

Net Income Increased 22.9% for Third

Quarter 2005 and 133.3% for the Nine Month Period

ROANOKE, VA, September 6, 2005 — Optical Cable Corporation (Nasdaq NM: OCCF) today announced financial results for its fiscal third quarter and nine months ended July 31, 2005, reporting increased net sales and net income compared to the comparable periods last year.

Third Quarter 2005 Financial Results

Optical Cable reported that net income increased 22.9% to $391,000 or $0.07 per basic and diluted share for its third fiscal quarter ended July 31, 2005, compared to $318,000 or $0.06 per basic and diluted share for the same period last year.

For fiscal years 2005 and 2004, third quarter net sales remained fairly consistent at $11.3 million with a minimal increase of $83,000 in the third quarter of fiscal 2005. Sequentially, net sales for the third quarter of fiscal 2005 decreased slightly to $11.3 million, compared to net sales of $11.6 million for the second quarter of fiscal 2005, but increased slightly compared to net sales of $11.1 million for the first quarter of fiscal 2005.

Optical Cable Corp. – Third Quarter 2005 Earnings Release

Gross profit margin, or gross profit as a percentage of net sales, decreased to 37.7% for the third quarter of fiscal 2005, compared to 40.6% for the third quarter of fiscal 2004. By comparison, gross profit margins for the first and second quarters of 2005 were 41.2% and 40.7%, respectively.

Selling, general and administrative expenses (“SG&A expenses”) decreased 8.3% to $3.7 million in the third quarter of fiscal year 2005 compared to $4.0 million for the same period in 2004. SG&A expenses were $4.2 million and $4.1 million during the first and second quarters of fiscal year 2005. Decreases in compensation, travel, marketing and other costs all contributed to the overall decrease in SG&A expenses in the third quarter of fiscal 2005 compared to the same period last year. The decreases in travel and marketing costs were the result of targeted efforts to control SG&A expenses.

Fiscal Year-to-Date 2005 Financial Results

The Company recorded an increase in net income of 133.3% for the first nine months of fiscal 2005 to $977,000, or $0.17 per basic and diluted share, compared to net income of $419,000, or $0.08 per basic share and $0.07 per diluted share for the first nine months of fiscal 2004.

Net sales for the first nine months of fiscal 2005 increased 9.0% to $34.1 million from $31.3 million for the same period in fiscal 2004. The Company’s gross profit margin increased slightly to 39.9% for the first nine months of fiscal 2005, compared to 39.6% for the same period in fiscal 2004.

SG&A expenses for the first nine months of fiscal 2005 increased 3.7% to $12.1 million from $11.6 million for the same period last year. The increase in SG&A expenses during the first nine months of fiscal 2005 compared to the same period last year was primarily due to: employee compensation costs, professional fees (including legal and accounting fees), and costs associated with obtaining certain military qualifications for certain of the Company’s ground tactical fiber optic cable.

Management’s Comments

“It is gratifying to announce today further increases in Optical Cable’s quarterly net income results—22% growth when compared to the third quarter of 2004 and 7.4% sequential growth when compared to the second quarter of 2005,” said Neil Wilkin, President and Chief Executive Officer of Optical Cable Corporation.

“We are also pleased with our net sales increase of 9% during the first nine months of fiscal 2005 compared to the same period last year, which is consistent with our guidance for fiscal 2005. Further, our gross profit margin of 39.9% so far in fiscal year 2005, and our significant net income growth during the first nine months of fiscal year 2005 compared to last year, have both exceeded our expectations,” Mr. Wilkin added.

Optical Cable Corp. – Third Quarter 2005 Earnings Release

“We did not see an expected seasonal increase in third quarter net sales and that was disappointing. We believe this was partially due to the timing of certain future projects and possibly a temporary softening of certain segments of the enterprise fiber optic cable market. However, we will continue to take the steps we believe necessary to deliver improved sales results,” stated Mr. Wilkin.

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cable for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; further adverse changes in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing

Optical Cable Corp. – Third Quarter 2005 Earnings Release

authorities affecting the Company; technological changes and introductions of new competing products; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; ability to retain key personnel; the Company’s ability to successfully implement planned changes to its information technology systems and manufacturing processes; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2005 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF INCOME

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2005	2004	2005	2004
Net sales	$11,348	$11,265	$34,097	$31,268
Cost of goods sold	7,071	6,695	20,502	18,878

Gross profit	4,277	4,570	13,595	12,390
Selling, general and administrative expenses	3,704	4,040	12,065	11,638

Income from operations	573	530	1,530	752

Interest income (expense), net	4	(28)	(29)	(89)
Other, net	9	(10)	13	(15)

Other income (expense), net	13	(38)	(16)	(104)

Income before income taxes	586	492	1,514	648

Income tax expense	195	174	537	229

Net income	$391	$318	$977	$419

Net income per share
Basic	$0.07	$0.06	$0.17	$0.08

Diluted	$0.07	$0.06	$0.17	$0.07

Weighted average shares outstanding
Basic	5,803	5,612	5,767	5,579

Diluted	5,810	5,625	5,779	5,626

—MORE—

Optical Cable Corp. – Third Quarter 2005 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2005	October 31, 2004
Cash	$3,683	$4,342
Trade accounts receivable, net of allowance for doubtful accounts	7,239	8,210
Inventories	9,128	6,549
Other current assets	789	696

Total current assets	$20,839	$19,797
Non-current assets	13,313	12,316

Total assets	$34,152	$32,113

Total current liabilities	$5,138	$4,438
Total shareholders’ equity	29,014	27,675

Total liabilities and shareholders’ equity	$34,152	$32,113

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